Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. SUCH PORTIONS ARE MARKED AS INDICATED WITH BRACKETS (“[***]”) BELOW

July 3, 2020

Kevin Helash

5840 Valle Vista Court

Granite Bay

California 95746

Dear Kevin,

I am pleased to offer you the full-time position of Chief Executive Officer, with Marrone Bio Innovations, Inc. (the “Company” or “MBI”), reporting to the Board of Directors. Your actual start date will be determined upon successfully passing your drug test and background check. We anticipate your start date to be as soon as reasonably possible. However, Human Resources will notify you as to when you can officially start your employment with Marrone Bio Innovations.

You will receive a base salary of $ 385,000.00 on an annualized basis. Your per payroll rate, prior to withholding, is $14,807.70, which is based on twenty-six (26) payrolls per calendar year. Direct deposit of paychecks to your bank account is available.

MBI will provide you with a company cell phone and laptop computer.

Subject to the approval of our Board of Directors and Compensation Committee of the Board, you will be granted an option to purchase 2,450,000 shares of the Company’s common stock (the “Option”). The price per share of any approved Option will be the closing price of our common stock as of the grant date, which is anticipated to be your first day of employment (the “Vesting Commencement Date”). Your entitlement to any Option that may be approved and granted to you is, of course, conditioned upon your signing of an Award Agreement and will be subject to its terms and the terms of our 2013 Stock Incentive Plan (as amended, the “Plan”). The Option will be structured as follows:

●	Time-Based Tranche. Two hundred twenty-five thousand (225,000) shares of the Option will be subject to time-based vesting over a period of four (4) years as measured from the Vesting Commencement Date (the “Time-Based Tranche”). Twenty-five percent (25%) of the Time-Based Tranche (i.e., 56,250 shares) will vest on the first anniversary of the Vesting Commencement Date, provided you remain employed with us on that date. Thereafter, the remaining seventy-five percent (75%) of the shares under the Time-Based Tranche (i.e., 168,750 shares) vest over the next following 3 years on a pro-rata basis equally each month (i.e., 4,687.50 shares per month, for thirty-six months), with monthly vesting to occur on the last day of each calendar month, provided you remain employed with us as of the last day of that calendar month.

●	Enhanced Time-Based Tranche. Two hundred and twenty five thousand (225,000) shares of the Option will be subject to time-based vesting over a period of four (4) years as measured from the Vesting Commencement Date subject to acceleration if certain performance milestones are achieved on or before December 31, 2020 (the “Enhanced Time-Based Tranche”). Generally, the shares under the Enhanced Time-Based Tranche will vest over the four (4) year period starting from the Vesting Commencement Date, on a pro-rata basis equally each month (i.e. 4,687.50 shares per month, for forty-eight months), with monthly vesting to occur on the last day of each calendar month, provided you remain employed with us as of the last day of that calendar month. Notwithstanding the foregoing, vesting on any unvested portion of the Enhanced Time-Based Tranche will accelerate on the date on which the Company files its Annual Report on Form 10-K if all three of the following milestones are satisfied:

○	Milestone One: the Company reports 2020 gross revenues of at least $[***] million;
○	Milestone Two: the Company reports gross margins for 2020 of at least [***]%;
○	Milestone Three: the Company reports operating expenses for 2020 of no more than $[***] million.

●	Performance Tranche. Two million (2,000,000) shares of the Option will also subject to performance-based vesting, but only if the performance criteria are satisfied by a specific performance deadline (the “Performance Tranche”). Vesting of the Performance Tranche is contingent on the closing price for the Company’s stock, as quoted on Nasdaq, equaling or exceeding $[***] per share for 30 consecutive trading days, by that date which is 30 days following the reporting of financial results for the 2nd Quarter of 2022 (the “Performance Deadline”). If the performance criteria are satisfied on or before the Performance Deadline, the Performance Tranche will vest on the date that the performance criteria are satisfied, provided you remain employed with us on that date. If you terminate employment prior to the date on which the performance criteria are satisfied or the performance criteria are not satisfied on or before the Performance Deadline, then all of the shares under the Performance Tranche will permanently and irrevocably forfeit at the earlier of the Performance Deadline or your termination date.

Any portion of the Option shares that are not forfeited as of the Performance Deadline (i.e., the Time-Based Tranche and, if not yet vested, the Enhanced Time-Based Tranche) shall continue to vest for so long as you provide “Continuous Service” to the Company or a “Related Entity” as those terms are defined in the Plan.

You will be eligible to participate in the Company’s discretionary bonus plan, which changes from year to year, must be approved by the Board of Directors, is based on Company and individual goals, and may be paid out, if at all, in either cash or equity as determined by the Board of directors. Your portion of the 2020 bonus program, for any bonus earned, will be paid on a pro-rata basis for the portion of the year worked for the Company. The determination of the Company’s Board of Directors with respect to the amount of bonus earned, if any, will be final and binding. Your target bonus, assuming achievement of 100% of all Company and individual goals, will be 45% of your salary, unless adjusted by the Board of Directors for any year.

1540 Drew Avenue · Davis, CA 95618 · Phone: 530-750-2800

You will be eligible for the Company’s benefits programs on the first day of the first full month of your employment. The benefits currently offered are as follows:

●	Medical (PPO Plan), Dental and Vision Insurance for you. The Company will pay for 50% of your dependent premium for medical and dental insurance and you may pay the remaining 50% on a pre-tax basis under the Company’s medical plan.

●	Cafeteria Plan (Section 125 Plan) which gives you the ability to set aside a portion of your paycheck on a pre-tax basis for dependent premiums as well as set up a flexible spending account for dependent care and unreimbursed medical expenses.

●	Long-term Disability Insurance for you, and 1x your annual salary in Life Insurance.

●	Voluntary Supplemental Term Life Insurance and AD&D.

You will be eligible to participate in the 401(k) Plan. Subject to terms of the Plan, you will receive a Company match of $1 for $1 for the first 3% of your salary you contribute and $0.50 for the next 2% of your salary (i.e. the maximum match is 4% if you contribute 5% of your salary).

You may participate in the Employee Stock Purchase Plan (ESPP) beginning on the next ESPP enrollment date following your date of hire.

You will accrue 7.69 hours of vacation per pay period, which is equivalent to 200 hours on an annual basis.

All the benefit programs and plans are offered solely at the discretion of the Company and may be modified at any time. In addition to a timely response, this offer is contingent upon the successful completion and evaluation of (1) reference checks, (2) a background check, which may include criminal and education credential checks, and (3) a pre-employment drug test within 24 hours of notification by the Company as a condition of employment. For purposes of federal immigration laws, you are required to provide to the Company documentary evidence of your identity and eligibility to work in the United States. Such documentation must be provided to us within three (3) business days of your date of hire or our contingent employment relationship with you will be terminated. You will also be required, as a condition of employment, to sign the Company’s standard Employee Confidential Information and Assignment of Inventions Agreement.

Your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. We prefer that if you resign you would provide a four-week notice. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause. However, in the event that your employment is actually or constructively terminated by the Company without cause (whether or not occurring in connection with a change of control of the Company) the Company will continue to pay salary as well as Life, Medical, Dental and Disability coverage for a period of twelve (12) months post termination.

1540 Drew Avenue · Davis, CA 95618 · Phone: 530-750-2800

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to Human Resources. This letter sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement signed by the Company and by you.

Please respond no later than July 6, 2020. If we do not receive your acceptance by that time, we will assume you are not interested, and this offer will be automatically withdrawn without further action as we will need to proceed with other candidates we have for this position.

I look forward to continuing to build MBI together with you.

Sincerely,

/s/ Linda V. Moore
Linda V. Moore
EVP & General Counsel

I, Kevin Helash, accept the terms of this agreement.

Signature:	/s/ Kevin Helash

Date Signed:	July 3, 2020

1540 Drew Avenue · Davis, CA 95618 · Phone: 530-750-2800